FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Recent Highlights

•	Providing complete response to FDA clinical hold letter for SparVax™ clinical study
•	Department of Defense exercised option on rBChE bioscavenger program
•	Cash management goal for 2012 remains on target
•	Delaware Supreme Court sets date of January 10, 2013 to hear oral arguments in SIGA litigation appeal

ANNAPOLIS, MD – November 6, 2012 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial results for the third quarter ended September 30, 2012.

President and Chief Executive Officer, Eric I. Richman, said, “We made steady progress in the third quarter toward meeting our objectives. Most importantly, we have worked expeditiously to address the U.S. Food and Drug Administration’s (FDA) request for additional information on our SparVax™ program, and are pleased to report that we expect to submit a complete response to the FDA shortly.”

Mr. Richman continued, “Regarding the ongoing litigation with SIGA, we are now entering the final stages of the appeals process, as all legal briefs required from both PharmAthene and SIGA have been submitted to the Court and a date for oral argument has been set for January 10, 2013. We remain confident in the merits of our case and the decision of the Delaware Court of Chancery and look forward to a final ruling from the Delaware Supreme Court no later than the second quarter of 2013.”

Linda L. Chang, Senior Vice President and Chief Financial Officer, remarked, “We continue to meet our financial goals for 2012. At the end of the third quarter of 2012 we had cash and receivables totaling approximately $20.0 million compared to $18.7 million at December 31, 2011. Net cash used in operations year-to-date is approximately $178,000. At this point, we are optimistic that we will be able to meet or exceed our annual cash burn goal for 2012 of $6.0 million with cash burn defined as the change in our cash and cash equivalents.”

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Third Quarter 2012 Financial Results

Revenue

For the third quarter ended September 30, 2012, PharmAthene recognized revenue of $6.7 million, compared to $5.3 million for the same period in 2011. Revenue in the third quarter of 2012 was primarily from development contracts with the U.S. government for the Company’s SparVax™ and rBChE bioscavenger programs.

Operating Expenses

Research and development expenses for the third quarter ended September 30, 2012 were $5.1 million, compared to $4.9 million for the same period in 2011. Research and development expenses increased during the third quarter primarily as a result of higher direct expenses under the Company’s SparVax™ anthrax vaccine program although there were decreased costs for the Company’s Valortim® program and a reduction in non-government funded internal research and development activities and other expenses.

Expenses associated with general and administrative functions were $3.3 million for each of the three month periods ended September 30, 2012 and 2011.

Net Loss

For the third quarter of 2012, PharmAthene’s net loss attributable to common shareholders was $0.2 million, or $0.00 per share, compared to $0.03 million, or $0.00 per share, in the same period of 2011. Included in the net loss for the nine months ended September 30, 2012 was a $1.2 million gain associated with the realization of a cumulative translation adjustment and a $0.5 million gain reflecting the change in fair value of the Company’s derivative investments.

Cash Position and Accounts Receivables

As of September 30, 2012, the Company had cash and cash equivalents and U.S. government billed and unbilled accounts receivables totaling approximately $20.0 million, compared to $18.7 million at December 31, 2011. The increase in cash from December 31, 2011 to September 30, 2012 was primarily a result of amounts provided under the term loan and revolving line of credit with GE Capital, partially offset by cash used in operations.

Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s third quarter 2012 financial and operational results. The call is scheduled to begin at 4:30 pm Eastern Time on Tuesday, November 6, 2012 and is expected to last approximately 30 minutes. The dial-in number within the United States is 866-713-8564. The dial-in number for international callers is 617-597-5312. The participant passcode is 39812910.

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A replay of the conference call will be available beginning at approximately 6:30 pm Eastern Time on November 6, 2012 until approximately 11:59 p.m. Eastern Time on December 6, 2012. The dial-in number to access the replay from within the United States is 888-286-8010. For international callers, the dial-in number is 617-801-6888. The participant passcode is 75262898.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com. A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical threats. PharmAthene's lead product development programs include:

•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
•	Recombinant BChE- a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, pursuant to a final judgment issued May 31, 2012 from the Delaware Court of Chancery, PharmAthene is entitled to 50% of all net profits related to the sale of SIGA Technologies’ ST-246® and related products for 10 years following initial commercial sale of the drug once SIGA earns the first $40 million in net profits from the sale of ST-246® and related products. ST-246® is a novel smallpox antiviral agent being developed by SIGA for the treatment and prevention of morbidity and mortality associated with exposure to the causative agent of smallpox. For more information about PharmAthene, please visit www.PharmAthene.com.

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Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with our interest in ST-246®, the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there is significant uncertainty regarding the level and timing of sales of ST-246® and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. We cannot predict with certainty when SIGA will commence delivering any product or will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA and paid to us will be significant. Furthermore, SIGA has filed an appeal with the Delaware Supreme Court challenging aspects of the Court of Chancery decision, and there can be no assurances that the decision will not be reversed or that the remedy will not otherwise be modified. In addition, we cannot predict how long the appeal will delay the receipt of payments, if any, from SIGA. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates, and with FDA’s August 2012 clinical hold of SparVax™, it is unclear when, if ever, we can re-initiate human clinical trials for that product candidate.

Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$14,726,328	$11,236,771
Accounts receivable (billed)	1,606,241	4,424,442
Unbilled accounts receivable	3,682,311	3,021,208
Prepaid expenses and other current assets	363,742	830,585
Restricted cash	-	100,000
Total current assets	20,378,622	19,613,006

Property and equipment, net	553,081	788,666
Other long term assets and deferred costs	130,709	53,384
Goodwill	2,348,453	2,348,453
Total assets	$23,410,865	$22,803,509

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,846,614	$1,445,700
Accrued expenses and other liabilities	3,233,804	3,169,642
Current portion of long term debt	681,822	-
Short term debt	1,208,370	-
Total current liabilities	6,970,610	4,615,342

Other long term liabilities	579,707	449,709
Long term debt, less current portion	1,764,264	-
Derivative instruments	1,545,534	1,886,652
Total liabilities	10,860,115	6,951,703

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,345,984 and 48,236,172 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	4,835	4,824
Additional paid-in-capital	210,101,716	208,525,917
Accumulated other comprehensive (loss) income	(215,977)	1,010,522
Accumulated deficit	(197,339,824)	(193,689,457)
Total stockholders' equity	12,550,750	15,851,806
Total liabilities and stockholders' equity	$23,410,865	$22,803,509

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Revenue	$6,696,126	$5,260,057	$19,162,176	$18,026,619

Operating expenses:
Research and development	5,138,622	4,884,231	14,762,634	16,688,703
General and administrative	3,275,428	3,283,246	9,004,008	11,632,272
Depreciation and amortization	72,453	114,494	234,811	348,813
Total operating expenses	8,486,503	8,281,971	24,001,453	28,669,788

Loss from operations	(1,790,377)	(3,021,914)	(4,839,277)	(10,643,169)
Other income (expense):
Interest income	5,727	3,961	13,534	10,496
Interest expense	(112,529)	(9,932)	(226,910)	(40,540)
Realization of cumulative translation adjustment	1,227,656	-	1,227,656	-
Change in fair value of derivative instruments	508,971	2,898,869	341,118	6,075,555
Other income (expense)	(31,312)	95,520	22,122	50,892
Total other income (expense)	1,598,513	2,988,418	1,377,520	6,096,403

Net loss before provision for income taxes	(191,864)	(33,496)	(3,461,757)	(4,546,766)
Provision for income taxes	(22,072)	-	(188,610)	-
Net loss	$(213,936)	$(33,496)	$(3,650,367)	$(4,546,766)

Basic and diluted net loss per share	$(0.00)	$(0.00)	$(0.08)	$(0.10)

Weighted average shares used in calculation of basic and diluted net loss per share	48,345,984	48,194,035	48,314,058	47,041,027

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